 Exhibit 18

May 6, 2010

Kimball International, Inc.
1600 Royal Street
Jasper, Indiana

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2010, of the facts relating to the change in classification of interest and penalties on uncertain tax positions from interest and non-operating expense, respectively, to income taxes. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Kimball International, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to June 30, 2009. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Kimball International, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to June 30, 2009.

Yours truly,

/s/ Deloitte & Touche LLP